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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


                           Hines Horticulture, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   433245107
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                    ---------------------------
  CUSIP No. 433245107              13G               Page 2 of 20 Pages
            ---------                                    ---   ---
---------------------------                    ---------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Abbott Capital 1330 Investors I, LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
     PERSON        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

--------------------------                         --------------------------
  CUSIP No. 433235107             13G                   Page 3 of 20 Pages
            ---------                                       ---  ---
--------------------------                         --------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Abbott Capital 1330 GenPar I, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware Limited Liability Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      00
------------------------------------------------------------------------------

---------------------------                    ---------------------------
  CUSIP No. 433245107              13G             Page 4 of 20 Pages
            ---------                                  ---  ---
---------------------------                    ---------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Abbott Capital Management, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      00
------------------------------------------------------------------------------

---------------------------                    ---------------------------
  CUSIP No. 433245107              13G              Page 5 of 20 Pages
            ---------                                   ---  ---
---------------------------                    ---------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Abbott Co-Investment I, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      00
------------------------------------------------------------------------------

---------------------------                    ---------------------------
  CUSIP No. 433245107              13G             Page 6 of 20 Pages
            ---------                                  ---  ---
---------------------------                    ---------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas W. Hallagan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8

                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

------------------------                     -----------------------------------
CUSIP No. 433245107                13G           Page 7 of 20 Pages
          ---------                                  ---  ---
------------------------                     -----------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Raymond L. Held
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

------------------------                     ----------------------------------
CUSIP No. 433245107                13G           Page 8 of 20 Pages
          ---------                                  ---  ---
------------------------                     -----------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Stanley E. Pratt
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

------------------------                     -----------------------------------
CUSIP No. 433245107                13G           Page 9 of 20 Pages
          ---------                                  ---  ---
------------------------                     -----------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Roth
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,314,115 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

------------------------                     -----------------------------------
CUSIP No. 433245107                13G           Page 10 of 20 Pages
          ---------                                  ---  ---
------------------------                     -----------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thaddeus I. Gray
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,308,036 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,308,036 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,308,036 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

------------------------                     -----------------------------------
CUSIP No. 433245107                13G           Page 11 of 20 Pages
          ---------                                  ---   ---
------------------------                     -----------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kathryn J. Stokel
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,308,036 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,308,036 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,308,036 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

Item 1(a).    Name of Issuer: Hines Horticulture, Inc.
              --------------

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              12621 Jeffrey Road, Irvine, CA 92620

Item 2(a).    Names of Persons Filing: Abbott Capital 1330 Investors I, LP
              -----------------------
              ("1330"); Abbott Capital 1330 GenPar I, LLC ("GenPar"), which is a manager of 1330; Abbott Capital Management, LLC ("ACM"), which is a manager of GenPar; Abbott Co-Investment I, LLC ("ACI"); and Thomas W. Hallagan ("Hallagan"), Raymond L. Held ("Held"), Stanley
              E. Pratt ("Pratt"), Jonathan D. Roth ("Roth"), Kathryn J. Stokel ("Stokel") and Thaddeus I. Gray ("Gray") (collectively, the "Managers"). Hallagan is an individual manager of GenPar. Held, Pratt, Hallagan and Roth are individual managers of ACI. Held, Pratt, Gray, Stokel and Roth are individual managers of ACM. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).    Address of Principal Business Office or, if None, Residence: The
              ------------------------------------------------- ---------
              address of the principal business office of 1330, GenPar, ACI, ACM, Hallagan, Held, Roth, Stokel, Pratt and Gray is 1330 Avenue of the Americas, New York, NY 10019-5422.

Item 2(c).    Citizenship: 1330 is a limited partnership organized under the
              -----------
              laws of the State of Delaware. Each of GenPar, ACM and ACI is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 2(d).    Title of Class of Securities: Common Stock, $.01 par value
              ----------------------------
              ("Common Stock").

Item 2(e).    CUSIP Number: 433245107
              ------------

Item 3.              If this statement is filed pursuant to Rules 13d-
                     -------------------------------------------------
                     1(b), or 13d-2(b), check whether the person filing is a:
                     -------------------------------------------------- -----

                     (a)    [_]  Broker or Dealer registered under Section 15 of
                                 the Securities Exchange Act of 1934 (the
                                 "Act").

                     (b)    [_]  Bank as defined in Section 3(a)(6) of the Act.

                     (c)    [_]  Insurance Company as defined in Section
                                 3(a)(19) of the Act.

                     (d)    [_]  Investment Company registered under Section 8
                                 of the Investment Company Act of 1940.

                     (e)    [_]  Investment Adviser registered under Section 203
                                 of the Investment Advisers Act of 1940.

                     (f)    [_]  Employee Benefit Plan, Pension Fund which is
                                 subject to the provisions of the Employee
                                 Retirement Income Security Act of 1974 or
                                 Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                     (g)    [_]  Parent Holding Company, in accordance with Rule
                                 13d-1(b)(ii)(G) of the Act.

                     (h)    [_]  Group, in accordance with Rule 13d-
                                 1(b)(1)(ii)(H) of the Act.

                     Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.       Ownership.
              ---------

              (a) Amount Beneficially Owned: 1330 is the record owner of 1,308,036 shares of Common Stock as of December 31, 2000 (the "1330 Shares"). ACI is the record owner of 6,079 shares of Common Stock as of December 31, 2000 (the "ACI Shares"). By virtue of their relationship as affiliated entities, certain of whose managers share some of the same individual managers, 1330, GenPar, as manager of 1330, ACM, as manager of GenPar, and ACI may each be deemed to share the power to direct the disposition and vote of the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares.

                     Gray and Stokel are managers of ACM and therefore may be deemed to own beneficially the 1330 Shares, for a total of 1,308,036 shares. Hallagan is a manager of both GenPar and ACI and therefore may be deemed to own beneficially the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares. Held, Pratt and Roth are managers of both ACM and ACI and therefore each may be deemed to own beneficially the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares.

              (b)    Percent of Class: Each Reporting Person other than Gray and
                     Stokel: 6.0%. Gray and Stokel: 5.9%. The foregoing percentages are calculated based on the 22,072,549 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Hines Horticulture, Inc. for the quarter ended September 30, 2000, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                     (ii)   shared power to vote or to direct the vote:
                            1,314,115 shares for each Reporting Person other than Gray and Stokel. 1,308,036 shares for Gray and Stokel.

                     (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

                     (iv) shared power to dispose or to direct the disposition of: 1,314,115 shares for each Reporting Person other than Gray and Stokel. 1,308,036 shares for Gray and Stokel.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary
              ---------------------------------------------------
              Which Acquired the Security Being Reported on by the Parent
              -----------------------------------------------------------
              Holding Company.
              ---------------

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------

             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.       Notice of Dissolution of Group.
              ------------------------------

              Not applicable.

Item 10.      Certification.
              -------------

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                   SIGNATURE
                                   ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 1, 2001


ABBOTT CAPITAL 1330 INVESTORS I, LP

By:   ABBOTT CAPITAL 1330 GenPar I, LLC

      By:                *
          -----------------------------
          Thomas W. Hallagan
          Manager

ABBOTT CAPITAL 1330 GenPar I, LLC

By:                *
    -----------------------------------
    Thomas W. Hallagan
    Manager

ABBOTT CAPITAL MANAGEMENT, LLC

By:                *
    -----------------------------------
    Raymond L. Held
    Manager

ABBOTT CO-INVESTMENT I, LLC

By:                *
    -----------------------------------
    Raymond L. Held
    Manager

                   *
------------------------------------
Thomas W. Hallagan

                   *
------------------------------------
Raymond L. Held

                   *
------------------------------------
Kathryn J. Stokel

                  *
--------------------------------
Stanley E. Pratt

                  *
--------------------------------
Jonathan D. Roth

                  *
--------------------------------
Thaddeus I. Gray

                                     *By: /s/ Lauren M. Massey
                                          --------------------------------------
                                          Lauren M. Massey, Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Hines Horticulture, Inc., which Powers of Attorney are attached hereto as Exhibit 2.

                                                                 Exhibit 1
                                                                 ---------

                                   AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Hines Horticulture, Inc.

      EXECUTED as a sealed instrument this 1st day of February, 2001.

ABBOTT CAPITAL 1330 INVESTORS I, LP

By:   ABBOTT CAPITAL 1330 GenPar I, LLC

      By:                *
          -----------------------------
          Thomas W. Hallagan
          Manager

ABBOTT CAPITAL 1330 GenPar I, LLC

By:                *
    -----------------------------------
    Thomas W. Hallagan
    Manager

ABBOTT CAPITAL MANAGEMENT, LLC

By:                *
    -----------------------------------
    Raymond L. Held
    Manager

ABBOTT CO-INVESTMENT I, LLC

By:                *
    -----------------------------------
    Raymond L. Held
    Manager

                   *
---------------------------------------
Thomas W. Hallagan

                   *
---------------------------------------
Raymond L. Held

                   *
---------------------------------------
Kathryn J. Stokel

                   *
---------------------------------
Stanley E. Pratt

                   *
---------------------------------
Jonathan D. Roth

                   *
---------------------------------
Thaddeus I. Gray

                                      *By: /s/ Lauren M. Massey
                                           -------------------------------------
                                           Lauren M. Massey, Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Hines Horticulture, Inc., which Powers of Attorney are attached hereto as Exhibit 2.

                                                              Exhibit 2
                                                              ---------
                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lauren M. Massey his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a manager of any limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or her substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 5th day of February, 1999.

                                   /s/ Raymond L. Held
                                   -------------------------------------
                                   Raymond L. Held

                                   /s/ Stanley E. Pratt
                                   -------------------------------------
                                   Stanley E. Pratt

                                   /s/ Jonathan D. Roth
                                   -------------------------------------
                                   Jonathan D. Roth

                                   /s/ Thomas W. Hallagan
                                   -------------------------------------
                                   Thomas W. Hallagan

                                   /s/ Thaddeus I. Gray
                                   -------------------------------------
                                   Thaddeus I. Gray

Exhibit 2
---------

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Lauren M. Massey her true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of herself as an individual or in her capacity as a manager of any limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or her substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 2001.

                                  /s/ Kathryn J. Stokel
                                  ---------------------------------------
                                  Kathryn J. Stokel